EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

NetSuite, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-148290) on Form S-8 of Netsuite, Inc. of our report dated March 21, 2008, with respect to the consolidated balance sheets of NetSuite, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, which report appears in the December 31, 2007, annual report on Form 10-K of NetSuite, Inc.

Our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006.

/s/    KPMG LLP

Mountain View, California

March 21, 2008